As Filed with the Securities and Exchange Commission on July 15, 1997
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                             BASE TEN SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                    NEW JERSEY                                          22-1804206
         (STATE OR OTHER JURISDICTION OR                             (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)
              ONE ELECTRONICS DRIVE                                       08619
               TRENTON, NEW JERSEY                                      (ZIP CODE)
             (Address of registrant's
           principal executive offices)



                               MYLES M. KRANZLER
                             BASE TEN SYSTEMS, INC.
                             ONE ELECTRONICS DRIVE
                               TRENTON, NJ 08619
                                 (609-586-7010)
                    (Name and address of agent for service)


    Approximate Date of Commencement of Proposed Sale to the Public: From time to time following the effective date of this Registration Statement

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans please check the following box: / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/




------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                    CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

   Title of Each            Amount               Proposed Maximum        Proposed Maximum       Amount of
Class of Securities         to be                 Offering Price             Aggregate         Registration
 to be Registered         Registered                  Per Unit            Offering Price           Fee
-------------------------------------------------------------------------------------------------------------

Class A Common Stock,       99,000(1)               $12.26(2)               $ 1,213,740(2)     $  367.80
$1.00 par value           1,170,773(1)(3)           $10.00(4)               $11,707,730(4)     $3,547.80
-------------------------------------------------------------------------------------------------------------
Total Fee                                                                                      $3,915.60
-------------------------------------------------------------------------------------------------------------


     (1) Pursuant to Rule 416 this Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable upon exercise of 99,000 Warrants underlying the Common Stock and conversion of Convertible Debentures in the aggregate principal amount of $5,500,000 pursuant to anti-dilution provision contained in such Warrants and Convertible Debentures, including without limitation the floating rate conversion provisions of the Convertible Debentures, which shares of Common Stock are registered hereunder.

     (2) Estimated solely for the purpose of calculating the amount of the registration fee and, pursuant to Rule 457(g), based on the exercise price of the underlying Warrants.

     (3) Includes 143,479 shares of Common Stock issuable as payment of interest due on the Convertible Debentures from the date hereof through May 20, 2000.

     (4) Estimated solely for the purpose of calculating the amount of the registration fee and, pursuant to Rule 457(c), based on the average of the high and low sales prices of the Common Stock, as reported on the Nasdaq National Market on July 11, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED _____________, 1997



PROSPECTUS



                                1,269,773 Shares

                             BASE TEN SYSTEMS, INC.

                              CLASS A COMMON STOCK





    All 1,269,773 shares (the "Shares") of Class A Common Stock ("Class A Common Stock"), of Base Ten Systems, Inc., a New Jersey corporation (the "Company" or "Base Ten"), offered hereby are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest from time to time in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See "Plan of Distribution."

    99,000 of the Shares offered for sale hereby are issuable to the Selling Stockholders upon exercise of outstanding warrants at an average exercise price of $12.26 per share (the "Warrants"). 1,170,773 of the Shares offered for sale hereby are issuable to the Selling Stockholders upon conversion of convertible debentures (the "Convertible Debentures") at an average conversion price of $10.00, which price assumes that all of the Convertible Debentures were converted on July 11, 1997, using the market price of the Common Stock on such date. In the event that the market price increases after such date, the number of shares issuable upon conversion of the Convertible Debentures will decrease, and in the event that the market price decreases after such date, the number of shares issuable upon conversion of the Convertible Debentures will increase. The Registration Statement of which this Prospectus is a part covers such indeterminate number of shares pursuant to Rule 416. The Company has agreed to provide certain registration rights to the Selling Stockholders. See "Selling Stockholders."

    None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company will, however, receive the exercise price upon exercise of the Warrants and the Company's debt will be reduced upon conversion of the Convertible Debentures in an amount equal to the amount which is converted. Base Ten has agreed to bear all expenses in connection with the registration and sales of the Shares, other than underwriting discounts and selling commissions. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    On July 11, 1997, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $10.00. The Class A Common Stock is traded under the Nasdaq symbol "BASEA."

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. (SEE "RISK FACTORS" BEGINNING ON PAGE 3.)
-------------------------------------------------------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------



July __, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy material and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 5th Street, N.W. Judiciary Plaza, Washington, D.C. 20549 and the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of these material can also be obtained from the Public Reference Section of the SEC at 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material may be accessed electronically by means of the SEC's World Wide Web site at http://www.sec.gov.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the SEC under the Exchange Act are incorporated by reference in this Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (Commission File No. 0-7100 filed on January 28, 1997.).



    2. Annual Report on Form 10-K/A for the fiscal year ended October 31, 1996 (Commission File No. 0-7100 filed on May 28, 1997).



    3. Proxy Statement dated February 16, 1997 for the Company's Annual Meeting of Stockholders (Commission File No. 0-7100, Schedule 14A filed on February 16, 1997.).

    4. Quarterly Report on Form 10-Q for the quarter ended January 31, 1997 (Commission File No. 0-7100 filed on March 17, 1997.).

    5. Quarterly Report on Form 10-Q/A for the quarter ended January 31, 1997 (Commission File No. 0-7100 filed on May 28, 1997).


    6. Quarterly Report on Form 10-Q for the quarter ended April 30, 1997 (Commission File No. 0-7100 filed on June 16, 1997).

    7. Current Report on Form 8-K dated May 30, 1997 (Commission File No. 0-7100 filed June 9, 1997) reporting the Company's recent private placement or convertible debentures.

    8. Current Report on Form 8-K dated May 1, 1997 (Commission File No.
0-7100 filed June 13, 1997) reporting the Company's recent transaction where by it entered into an agreement becomming a minority owner of a limited liability company the name of which is "UPACS LLC".

    9. Registration Statement on Form S-3 (Commission File No. 333-21923 declared effective by the Commission on June 23, 1997).

   10. All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Shares offered hereby have been sold or which deregisters any Shares then remaining unsold. All of these documents will be deemed to be incorporated herein by reference and to be a part hereof from their respective filing dates.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a Prospectus Supplement is delivered, upon request, a copy of the documents incorporated by reference in this Prospectus. Requests should be directed to Base Ten Systems, Inc., One Electronics Drive, Trenton, New Jersey 08169, Attention: Edward J. Klinsport (609) 586-7010. Additional copies of the Prospectus are also available from the Company or the Transfer Agent upon request.

                              SUMMARY INFORMATION

    The following summary is qualified in its entirety by the detailed information and consolidated financial statements included elsewhere or incorporated by reference in this Prospectus.

    Base Ten is engaged in the design and manufacture of electronic systems employing safety critical software for defense markets and the development of commercial applications focused on batch processing control, medical screening and image processing software. The Company also manufactures defense products to specifications for prime government contractors and designs and builds proprietary electronic systems for use in secure communications by various U.S. government agencies.

    Specialization in extreme reliability defense products has enabled the Company to develop expertise in the field of safety critical technology dedicated to the prevention of performance errors. Operations in this environment during the last two decades have also provided experience in developing advanced quality control procedures for products meeting stringent government standards as well as familiarity with complex government regulations and agency procedures. Over the last several years, Base Ten has redirected resources to decrease its historical dependence on defense contracting and has concentrated on commercial products for highly regulated industries, relying on the same safety critical techniques developed in its traditional businesses. While the Company's nondefense programs involve major potential markets, the resulting products are still primarily developmental and may not succeed in reaching their potential.

                          DESCRIPTION OF CAPITAL STOCK

General.

    The authorized capital stock of Base Ten consists of 22,000,000 shares of Class A Common Stock, 2,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock, all of which have a par value of $1.00 per share.

COMMON STOCK

    DIVIDENDS. Both classes of Base Ten's Common Stock have identical cash and property dividend rights except that no cash or property dividend may be paid on the Class B Common Stock unless a dividend at least equal in amount is paid concurrently on the Class A Common Stock. Cash or property dividends can be declared and paid on the Class A Common Stock without being declared and paid on the Class B Common Stock.

    If a distribution is paid in shares of Class A Common Stock or Class B Common Stock, the distribution may be paid only as follows: (i) shares of Class A Common Stock may be paid to holders of shares of Class A Common Stock and shares of Class B Common Stock may be paid to holders of shares of Class B Common Stock, and (ii) the same number of shares shall be paid in respect of each outstanding share of Class A Common Stock or Class B Common Stock. Base Ten may not subdivide or combine shares of either class without at the same time proportionately subdividing or combining shares of the other class.

    VOTING RIGHTS. Holders of Class A Common Stock are entitled to elect 25% of the members of the Board of Directors (rounded to the next highest whole number) so long as the number of outstanding shares of Class A Common Stock is at least 10% of the number of outstanding shares of both classes. Currently, the holders of Class A Common Stock are entitled, as a class, to elect two directors of Base Ten, and the holders of the Class B Common Stock are entitled, as a class, to elect the remaining four directors. As a result of this provision, the holders of a majority of the Class B Common Stock can and will continue to be able to elect a majority of the directors and thereby control Base Ten, regardless of the number of shares of Class B Common Stock outstanding from time to time. Directors may be removed, only for cause, by the holders of the class of common stock which elected them.

    Except for the election or removal of directors as described above and except for class votes as required by law or Base Ten's Restated Certificate of Incorporation, holders of both classes of common stock vote or consent as a single class on all matters, with each share of Class A Common Stock having one-tenth vote per share and each share of Class B Common Stock having one vote per share.

    The outstanding shares of the Class A Common Stock currently represents approximately 94% of the total number of shares of both classes outstanding. If the number of outstanding shares of Class A Common Stock should becomes less than 10% of the total number of shares of both classes of common stock outstanding, the holders of Class A Common Stock would not have the right to elect 25% of the Board of Directors, but would have one-tenth vote per share for all directors, and the holders of Class B Common Stock would have one vote per share for all directors.

    CONVERSION. At the option of the holder of record, each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Conversion of a significant number of shares of Class B Common Stock into Class A Common Stock could put control of the Board of Directors into the hands of the holders of a relatively small equity interest in Base Ten who would continue to hold the Class B Common Stock. The Class A Common Stock is not convertible.

    OTHER RIGHTS. Shareholders of the Base Ten have no preemptive or other rights to subscribe for additional shares. On liquidation, dissolution or winding up of Base Ten, all shareholders, regardless of class, are entitled to share ratably in any assets available for distribution. No shares of either class are subject to redemption. All outstanding shares are fully paid and non-assessable.

    TRANSFER AGENT. The transfer agent and registrar for shares of the Class A Common Stock and Class B Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

PREFERRED STOCK

    No shares of preferred stock have been issued. Base Ten's Board of Directors is empowered to fix the designations, powers, preferences and relative, participating, optional or other special rights of the Preferred Stock and the qualifications, limitations or restrictions of those preferences or rights. The voting rights of the Class B Common Stock described above are subject to voting rights that may be granted in connection with the creation of any series of Preferred Stock. However, no issue of Preferred Stock may change the ratio of one-tenth of a vote for each share of Class A Common Stock to one vote for each share of Class B Common Stock described above.

                                  RISK FACTORS

    In addition to the other information included and incorporated by reference in this Prospectus, the following factors should be carefully considered in evaluating the Company and an investment in the Common Stock.

*FORWARD LOOKING INFORMATION

    This Risk Factor section contains forward looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements appear in a number of places and can be identified by an "asterisk" reference to a particular section of the foregoing or by the use of such forward-looking terminology such as "believe", "expect", "may", "will", "should" or the negative thereof or variations thereof. Such forward looking statements involve certain risks and uncertainties, including the particular factors described in this Risk Factors section. In each case actual results may differ materially from such forward looking statements. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.

RECURRING LOSSES

    The Company experienced net losses of $9.0 million in the year ended October 31, 1996 and $4.4 million in the six months ended April 30, 1997. These losses resulted primarily from reductions of defense-related revenues, write-offs and amortization of software development expenditures incurred in prior periods and expenses relating to marketing and sales of commercial products. The Company anticipates incurring an additional loss in the third fiscal quarter of 1997 and could continue to incur losses in subsequent periods. The Company's ability to achieve profitable operations is dependent upon, among other things, successful marketing of its manufacturing execution system products and defense-related design and manufacturing services, cost-effective development and manufacture of defense-related products, and successful competition in the markets in which the Company participates. There can be no assurance that the Company will be able to attain or maintain profitability.*

LIQUIDITY


    During the second quarter ending April 30, 1997, the Company used $4.1 million of cash in its operations. The use of cash for operations was due primarily to the Company's expenditure of approximately $2.9 million for the development of its PHARMASYST products and the Company's net loss of $2.4 million for the quarter which was partially offset by increases in Accounts Receivable. Cash used in investing activities during the second quarter of $.2 million was due primarily to the purchase of property, plant and equipment. Net cash provided from financing activities was attributable to the exercise of options and warrants for the purchase of the Company's common stock. The combined use of cash from all activities during the quarter was $4.8 million for the reasons stated above. At April 30, 1997 the Company's cash and other liquid assets were $2.6 million.

    The Company recently obtained a $1 million line of credit facility with a local bank, which expires in February 1998. Interest is 1% above the bank's prime lending rate and the credit line is collateralized by accounts receivable. There currently are no amounts outstanding under the credit line.

    On May 1, 1997 the Company entered into an agreement whereby it became a minority owner of a limited liability company (the "LLC"). Under the terms of the agreement, the Company made a capital contribution to the LLC of its rights to its uPACS technology which is a system for archiving ultrasound images with networking, communciation and off-line measurement capabilities. In exchange for such capital contribution, the Company received a 9% interest in the LLC. An outside investor made a capital contribution of $2 million and agreed to make a further capital contribution of $1 million on or before December 1, 1997, in return for a 91% interest in the LLC. The Company believes that the funds available under the LLC will be sufficient to fund operations in connection with uPACS for approximately eighteen months.* In connection with the formation of the LLC, the Company entered into a Services and License Agreement whereby the Company has agreed to complete the development of the uPACS technology and undertake to market, sell and distribute systems using the uPACS technology. The LLC will pay the Company its expenses in connection with such services and remit to the LLC royalties in connection with the sale of systems using the uPACS technology. At such time as the LLC has distributed to the outside investor an aggregate amount equal to $4.5 million of its net cash flow, the Company would become a 63% owner of the LLC and the outside investor will own a 37% interest in the LLC. There can be no assurance that uPACS will be sucessful or that the LLC will be profitable or that the funds under the LLC will be sufficient for further development and marketing of uPACS.

    On May 30, 1997, the Company sold 55 units ("Units") at $100,000 per Unit, for an aggregate of $5,000,000, to 2 accredited purchasers ("Purchasers") in a private offering (the "Offering"). Each Unit consisted of
(i) a convertible debenture ("Convertible Debenture") in the principal amount of $100,000 convertible into shares of the Company's Class A Common Stock, $1.00 par value ("Class A Common Stock"), and (ii) a warrant ("Warrant') to acquire 1,800 shares of Class A Common Stock. The number of shares of Class A Common Stock issuable upon conversion of the Convertible Debentures is variable. The number of shares will be calculated at the time of conversion and will be the lesser of (i) the product obtained by multiplying (x) the lesser of the average of the closing bid prices for the Class A Common Stock for the (A) five or (B) thirty consecutive trading days ending on the trading day immediately preceding the date of determination by (y) a conversion percentage equal to 95% with respect to any conversions occurring prior to February 24, 1998 and 92% with respect to any conversions occurring on or after February 24, 1998 and (ii) $13.50 with respect to any conversions occurring prior to May 30, 1998 or (y) $14.00 with respect to any conversions occurring on or after May 30, 1998. The Convertible Debentures are not convertible prior to December 16, 1997. From December 16, 1997 until February 23, 1998, one-half of the Convertible Debentures may be converted and after February 23, 1998, the Convertible Debentures are fully convertible. The Warrants may be exercised at any time through May 30, 2002 at an exercise price of $12.26 per share.

    The Company received net proceeds of approximately $4,950,000 from the sale of the Units after deduction of fees and expenses related to the Offering. In connection with the Offering, transaction fees aggregating $293,000 were paid to Tail Wind Inc., the manager of one of the Purchasers, for services rendered in its capacity as representative of the Purchasers, and advisory fees aggregating $165,000 were paid to Strategic Growth International, Inc., the Company's financial consultant. In addition, Alexander M. Adelson, a director of the Company, received warrants to purchase 27,500 shares of Class A Common Stock at an exercise price of $10.125 per share and $55,000 for advisory services rendered in connection with the Offering.

    The Company believes that cash generated by operations and existing capital resources in combination with such credit facility, the funds available from the L.L.C., and the net proceeds from the sale of the convertible debentures will be sufficient to fund its operations through fiscal year end 1997. In addition, the Company is relying on the continued successful development of its Medical Technology Division leading product, PHARM2, during the third quarter of calendar 1997 to stimulate new orders and permit the delivery of existing orders.
If the Company should not receive the currently anticipated orders in time and in the amounts planned during fiscal 1997 the Company may need to reduce its operating costs. The effect of these reductions could have an adverse effect in the Company's ability to market, develop, and implement its products with the result that the Company may continue to incur losses.*

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    For the quarters ended July 31, 1996, October 31, 1996, January 31, 1997 and April 30, 1997, the Company's revenues were $3.0 million, $4.4 million, $3.3 million and $3.0 million, respectively, and the Company's operating results were $(2.4) million, $(1.8) million, $(1.6) million and $(2.4) million, respectively. Revenues and operating results are subject to significant quarterly fluctuations. If, as a result of such fluctuations, the Company's operating results in a quarter are below the expectations of public market analysts and investors, the price of the Company's Common Stock could be materially and adversely affected. Factors that could cause such fluctuations include changes in customer capital and resource commitment; changes in product mix; the introduction of new products or product improvements by the Company or its competitors; FDA regulatory requirements;
and changes in operating expenses. The timing of revenues from defense-related programs can be significantly affected by government procurement processes and disruptions due to political and other events over which the Company has no control. The timing of revenues from manufacturing execution systems can be affected by such factors as long sales cycles and delays in customer authorization procedures. In the second quarter of fiscal 1996, the Company determined that its PHARM2 product had recently become standardized. Since most orders for this product did not meet the criteria for long-term contract accounting, the Company determined that it should recognize revenues from product orders on delivery.*

RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

    The Company has restated its consolidated financial statements for the years ended October 31, 1996 and 1995. Subsequent to the issuance of the Company's 1996 consolidated financial statements, the Company's management determined that certain temporary salary reductions for certain officers of the Company during fiscal 1995, and loans made to such officers to be repaid by future bonuses, should have been recorded as an increase to compensation expense with a corresponding increase to additional paid-in-capital in the Company's 1995 consolidated financial statements. As a result, the Company's 1996 and 1995 consolidated financial statements have been restated from the amounts previously reported to record these loans as a charge to operations and as an increase to additional paid-in-capital in fiscal 1995. The impact of these adjustments was to increase the previously reported 1995 net loss by $502,000 and net loss per common share by $.07. The restatement had no effect on the Company's cash position.



DEPENDENCE ON PHARMASYST PRODUCTS

    The Company believes its potential for long-term growth will depend significantly on the success of its PHARMASYST products. The Company has devoted substantial resources to the development of PHARMASYST products, including $1.5 million that was capitalized and will be amortized over 4 years commencing in fiscal 1995. The Company has delivered only a limited number of PHARMASYST applications. The installation of a manufacturing execution system in a manufacturing facility is a complex process involving integration with existing hardware platforms, operating systems and other existing systems. Once a system is installed, it must undergo testing to ensure it operates and performs as defined and required and can undergo extended periods of modifications and corrections to meet customer requirements, some of which may be at Company expense. The manufacturing process, of which a computerized manufacturing execution system (MES) is a component, must undergo further testing for validation in accordance with defined procedures. Two of the Company's PHARMASYST installations have now been validated by the Company's customers. The success of PHARMASYST products will depend on the Company's ability to integrate PHARMASYST into other manufacturing facilities and the customer's ability to validate its manufacturing process. The Company's success will also depend on its ability to establish strategic relationships with leading systems integrators and other marketing efforts. There can be no assurance that PHARMASYST will achieve market acceptance. Failure of PHARMASYST to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition.*

    The Company is focusing its PHARMASYST-related efforts on developing and marketing PHARM2. Since the third quarter of 1995, the Company has capitalized $6.2 million through April 30, 1997. While the first release of PHARM2 has been effected, additional testing is required to make further releases to complete the desired functionality. The Company is late on several installation contracts, and, with the passage of time, may become late on additional contracts. The Company's customers have the right to cancel contracts in the event the Company fails to perform. Should the Company be unable to successfully complete the testing of PHARM2, or if existing or future customers cancel outstanding contracts, the Company's business, results of operations and financial condition would be adversely affected.*

DEPENDENCE ON DEFENSE CONTRACTING; CONCENTRATION OF CUSTOMERS

    The Company is highly dependent upon its defense-related business. In fiscal 1996, and in the first six months of fiscal 1997, 89.5% and 88.9%, respectively, of the Company's total revenues was derived from such business. Defense-related contracts are subject to inherent risks relating to governmental procurement processes and political developments, including reductions in defense spending of both the U.S. or foreign governments to which the Company sells, reductions in funds for particular projects, and the ability of government agencies to terminate contracts or funding. Most of the Company's defense-related activities are conducted pursuant to subcontracts with prime defense contractors to government agencies. Profit margins on contracts involving the U.S. government are subject to restrictions. The termination or modification of any project in which the Company participates could have an adverse effect on the Company. A substantial portion of the Company's defense business has been with two customers, Daimler-Benz AG, Aerospace ("DASA") and McDonnell Douglas Corporation. For the year ended October 31, 1996 and the six months ended April 30, 1997, these two customers collectively accounted for 46.1% and 56.7%, respectively, of the Company's total revenues. Reductions in defense spending, adverse developments in the Company's relationship with one or more significant prime contractors, or loss of one or more significant contracts would have a material adverse effect on the Company's results of operations and financial condition. *

    The Company relies on McDonnell Douglas and Deutsche Aerospace (DASA) as its two main customers McDonnell Douglas has placed three development contracts with the Company for electronic systems. The first is for an Interference Blanker Unit used aboard the F/A-18E/F with potential production contracts over the next ten to twenty years. The second contract is for the development of a Maintenance Data Recorder which, in production, is intended to be used aboard the Apache helicopter for up to 800 aircraft. The third contract involves the development of an Automatic Target Recognition system to be used aboard the SLAM-ER missile with potential production of up to 700 missiles. Although the Company believes it is in a favorable position to receive production contracts related to the SLAM-ER because of its experience in the development process, there can be no assurance that the Company will receive any of the above contracts and some or all of such contracts could be publicly bid.*

    The Company has been a supplier to Deutsche Aerospace since 1969 and relies on this customer for significant business. Deutsche Aerospace is under budget pressure from the German government and the business has declined significantly over the past seven years. While there can be no assurance given, the Company is hoping to receive a contract in the order of $8 million to be placed within approximately the next twelve months. The failure to secure that contract, in the absence of equivalent orders from other customers, could adversely affect the Company's ability to meet its business plan and result in staff reductions and losses. *



Limited Commercial Marketing Experience; Reliance on Third-Party Distribution Assistance

    The Company has limited experience selling products in commercial markets and intends to rely on an internal sales force and strategic marketing relationships. The Company has a limited number of sales people and is in the process of expanding its sales force. There can be no assurance that the Company will be able to identify and hire additional qualified sales people. The Company also intends to rely substantially on strategic relationships with system integrators and suppliers of manufacturing automation systems and equipment. The Company has entered into a limited number of such relationships. To date, no revenues have been generated from these relationships. Many of these strategic partners have similar relationships with certain competitors of the Company or may offer competing products. There can be no assurance that the Company will be successful in establishing an internal sales force or such relationships, that any of these third parties will not give higher priority to competing products or that any such third parties will be successful in selling the Company's products.*

Technological Obsolescence; Changing Requirements for Manufacturing Execution Software

    The markets in which the Company competes are characterized by rapid technological change. Competitors may develop and market products embodying new technologies that can render the Company's existing products obsolete and unmarketable. The market for manufacturing execution software is subject to changes in customer requirements arising out of, among other things, changes in manufacturing processes, management information systems, manufacturing resource planning systems and regulatory requirements. The Company's ability to market PHARMASYST and any similar future products successfully will depend in part on its ability to update and improve those products to address technological and regulatory developments. Any failure by the Company to anticipate or respond adequately to such developments, or any significant delays in product improvements or introductions could result in a loss of competitiveness and could have a material adverse effect on the Company's business results of operations and financial condition. There can be no assurance that the Company will be successful in developing such improvements.*

COMPETITION



    The markets in which the company competes are intensely competitive. The Company believes competition in the manufacturing execution system software market is likely to increase substantially for a number of reasons. A number of companies offering products for discrete manufacturers have announced plans to introduce products designed for process manufacturers. Some companies that offer host-based systems have begun to offer or have announced plans to introduce client/ server-based systems for process manufacturers and to increase the number of hardware platforms on which their software operates. Companies addressing complementary customer needs may develop or acquire technology to compete. Competitors may merge or establish cooperative relationships with each other or with third parties to increase their ability to address the needs of the Company's prospective customers. In the market for defense-related products, the Company competes with many well-established U.S. and foreign manufacturers of weapons control and similar equipment, many of whom offer a broader product line to government customers and who have established extensive relationships with contracting agencies. Many of the Company's competitors are larger and more established and may be able to respond more quickly than the Company to new or emerging technologies, changes in customer requirements, or regulatory changes, or to devote greater resources to developing, promoting and marketing their products than can the Company. Increased competition could result in price reductions, reductions in gross margins and loss of market share, any of which could materially and adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will compete successfully with existing or new competitors or that competitive pressures will not materially and adversely affect the Company's business, results of operations, and financial condition.*

MANAGEMENT OF CHANGING BUSINESS

    The Company has recently experienced significant changes in its business, including increased emphasis on developing, producing, marketing and selling commercial software products. This shift involves the establishment of strategic marketing relationships and the addition of marketing and technological personnel for its commercial software products. These changes may place a significant strain on the Company's management and operations. If the Company experiences significant growth, it may be required to hire, train and manage additional, qualified personnel in areas in which the Company does not have significant experience and may be required to implement improvements to its operations, financial and management information systems. If the Company is unable to attract and manage such additional personnel or to implement such improvements, its business, results of operations and financial condition could be adversely affected.*

PRODUCT DEFECTS; PRODUCT LIABILITY

    The Company's products are designed for use in applications in which errors or failures could have catastrophic results. The Company's defense-related products include weapons control systems intended, among other things, to prevent unintended deployment of weapons and disruption of combat aircraft performance during weapons deployment. Pharmaceutical manufacturing customers will rely on PHARMASYST products for, among other things, quality control and compliance with current Good Manufacturing Practice (cGMP) and other regulatory requirements. A claim may be made that a defect in a PHARMASYST product failed to prevent defects in pharmaceutical products, which injured consumers. Certain other products of the Company are involved in critical healthcare decision making processes. The Company maintains product liability insurance of $5.0 million for commercial products and $30.0 million for defense-related products, subject to certain deductibles and exclusions. There can be no assurance that the Company's existing insurance would be adequate to cover any claims arising out of alleged defects or that the Company will be able to obtain and maintain adequate insurance coverage in the future.*

RELIANCE ON SINGLE SOURCE OF SUPPLY



    The Company's manufacturing operations involve the assembly of final products from components and subassemblies supplied by other manufacturers. The Company relies on single sources of supply for certain components and subassemblies that are manufactured to its specifications. There can be no assurance that the Company would be able to locate acceptable alternative sources of supply on favorable terms or on a timely basis, if any of such single sources were to become unable to support the Company's requirements. The Company could experience production delays and increased costs if any such single sources were to fail to satisfy the Company's requirements and the Company were unable to make acceptable alternative arrangements on a timely basis. Such delays could have a material adverse effect on the Company's business, results of operations and financial condition. *





    The Company does not now have any long term contracts with sole suppliers. The Company relies on VSLI Technology for the supply of Application Specific Integrated Circuits (ASICs) used in parts to be supplied to Deutsche Aerospace. The Company also relies on National Hybrid, Intel, White Electronics and Xilinx for supplying four (4) different integrated circuits that are a part of the Interference Blanker Unit supplied by the Company to McDonnell Douglas Aerospace.



PROPRIETARY RIGHTS

    The Company attempts to protect its proprietary technology with a combination of copyrights, trademarks, patents, and reliance on trade secret law and contractual arrangements. Existing copyright and trade secret laws afford only limited practical protection and customer access to source codes may increase the possibility of misappropriation or other misuse of the Company's software. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the U.S. There can be no assurance that the Company's precautions will be adequate to prevent others from obtaining information the Company considers proprietary and important to its competitive position or that others will not independently develop similar technologies. While the Company does not believe any of its products infringe the rights of any third parties, there can be no assurance that third parties will not assert claims of infringement against the Company, that any such assertion will not result in costly litigation or require the Company to obtain licenses to intellectual property rights, or that such licenses will be available on reasonable terms, if at all.*

DEPENDENCE ON KEY PERSONNEL



    The Company believes its success will depend in large part upon its ability to attract and retain highly skilled technical, managerial and sales and marketing personnel, and to retain its personnel with process manufacturing expertise. Competition for such personnel is intense, and the services of qualified personnel are difficult to obtain or replace. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. In particular, the Company has encountered difficulties in hiring sufficient numbers of technical service personnel. There can be no assurance that the Company will be successful in attracting and retaining the personnel required to develop, market, service and support its products and conduct its operations successfully. *





    The Company also relies upon its Chairman and CEO, Myles M. Kranzler, the President of the Government Technology Division, Edward J. Klinsport, the President of the Medical Technology Division, Alan J. Eisenberg, and the Vice Presidents of both divisions, the loss of any of whom in the absence of a suitable replacement, could have a material adverse affect on the Company.



FOREIGN TRADE AND CURRENCY EXCHANGE RELATED RISKS



    A portion of the Company's revenues is derived from foreign customers and is subject to disruption by political and economic conditions abroad. Currency exchange fluctuations could increase the price of the Company's products to foreign customers or decrease the price of competing foreign products to U.S. customers. *





    The Company has a facility in the United Kingdom which relies on stable values of the pound sterling. Variations in the value of the pound could affect the Company's costs either positively or negatively. The Company spends approximately $1.5 million, or L900,000, annually at the current exchange rate.

    The Company has contracts in the United Kingdom in the order of $1.5 million annually which, except for ancillary services, are denominated in U.S. dollars and are unaffected by the exchange rates. All other Company contracts are denominated in U.S. dollars. The Company does not currently engage in any hedging transactions.



DEPENDENCE ON CONTINUATION OF SECURITY CLEARANCES

    The Company relies on the continuance of its security clearances and clearances of certain of its employees from agencies of the United States and NATO member governments for its defense products. Loss of security clearances by the Company or certain key personnel could have an immediate and adverse affect on the Company's business.*

DEPENDENCE ON APPROVAL OF PRODUCT EXPORT

    The export of certain technology included in the Company's software products requires advance approval by the Department of Defense. Although the Company has secured the approvals necessary to export its current products, a change in government policy or a change in applicable law could prevent marketing of the Company's products outside of the United States. Similarly, to export certain medical devices, certain statutory export requirements must be met. For devices that are lawfully marketed in the United States, export requirements are less stringent than for devices that are not permissable for marketing in the United States. Failure to meet statutory export requirements or a change in the law preventing foreign sales could limit or preclude the ability of the Company to market its products outside the United States.*

CONTROL BY HOLDERS OF CLASS B COMMON STOCK

    Holders of the Company's Class B common stock ("Class B Common Stock"), of which approximately 38% is owned by officers and directors of the Company, are entitled to elect 75% of the members of the Company's Board of Directors. In addition, holders of Class B Common Stock are entitled to cast one vote per share of such stock, compared to one-tenth of one vote per share of Common Stock, on all matters submitted to the Company's stockholders other than the election of directors. This would entitle holders of Class B Common Stock to 38% of the Company's outstanding combined voting power as of January

2, 1997 on those matters. Holders of Class B Common Stock will continue to be entitled to elect 75% of the members of the Board. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS

    The Company has not paid dividends on its Common Stock or its Class B Common Stock since 1985 and presently intends to retain any future earnings for reinvestment in its businesses. In addition, the Company has agreed with the holders of Convertible Debentures issued in connection with the Company's May 1997 private offering not to redeem, or declare or pay any cash distribution or dividend on, any capital stock so long as any holder beneficially owns at least 10% of the original aggregate principal amount or face amount of the Convertible Debentures. Accordingly, the Company does not anticipate paying any dividends in the foreseeable future.*

                              SELLING STOCKHOLDERS

    The following table sets forth (i) the name of each Selling Stockholder,
(ii) to the best of the Company's knowledge, the total number of shares of Class A Common Stock owned beneficially by each Selling Stockholder as of the date of this Prospectus assuming the exercise of the Warrants and that the Convertible Debentures were converted on July 11, 1997 at a conversion price of $10.00,
(iii) the number of Shares to be offered for the account of each Selling Stockholder in this offering and (iv) to the best of the Company's knowledge, the number of shares of Class A Common Stock to be owned by each Selling Stockholder after giving effect to this offering.


                                                                                                      NUMBER OF
                                                                                                      SHARES OF
                                                                                         NUMBER OF   STOCK TO BE
                                                                           NUMBER OF     SHARES TO   OWNED AFTER
                                                                           SHARES OF        BE           THE
NAME                                                                     STOCK OWNED(1)  OFFERED     OFFERING
------------------------------------------------------------------------ -------------- -----------  -----------
The Tail Wind Fund Ltd..................................................      463,467      463,467            0
                                                                          ------------  -----------  -----------
RGC International Investors, LDC........................................      806,306      806,306            0
                                                                          ------------  -----------  -----------
TOTAL...................................................................    1,269,773    1,269,773            0
                                                                          ------------  -----------  -----------
                                                                          ------------  -----------  -----------

(1) Assumes that the Convertible Debentures were converted on July 11, 1997 at a conversion price of $10.00, the market price on that date. In the event that the market price increases after such date, the number of shares issuable will decrease, and in the event that the market price decreases after such date, the number of shares issuable shall increase.


    The information set forth in the foregoing table was provided to the Company by the Selling Stockholders. None of the Selling Stockholders has had any position or other material relationship with the Company or its affiliates during the past three years.

    All of the Shares being offered hereunder by the Selling Stockholders are issuable upon exercise of Warrants or Convertible Debentures issued by Base Ten to the Selling Stockholders. The Company agreed to register the Shares for the accounts of the Selling Stockholders and has filed with the Securities and Exchange Commission under the Securities Act a Registration Statement on Form S-3 of which this Prospectus is a part, covering the resale of the Shares from time to time.

    None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company will, however, receive the exercise price upon exercise of the Warrants and the Company's debt will be reduced upon conversion of the Convertible Debentures in an amount equal to the amount which is converted.

                              PLAN OF DISTRIBUTION

    The Shares being offered hereunder by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, will be offered from time to time in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. The Selling Stockholders may effect these transactions by selling Shares in ordinary brokerage transactions, which may include long or short sales, in transactions which involve cross or block trades or any other transactions permitted by NASDAQ-NMS, through sales to one or more dealers for resale of the Shares as principals, in privately negotiated transactions, through the writing or exercise of options on the Shares (whether such options are listed on an exchange or otherwise) or by a combination of such methods of sale, at fixed prices that may be changed, at market prices or at negotiated prices. The Shares may also be sold pursuant to Rule 144 under the 1933 Act. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Stockholders or purchasers for whom the broker-dealers may act as agent or to whom they sell as principal or both. Compensation paid to a particular broker-dealer might be in excess of customary commissions. Selling Stockholders and broker-dealers participating in the sale of Shares may be deemed to be underwriters, and any profit on the sale of Shares or compensation received by them may be deemed to be underwriting compensation under the Securities Act.

    The Company has agreed with the Selling Stockholders, among other things,
(i) to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisers to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by them and (ii) to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, as underwriters or otherwise.

                                  OTHER EVENTS



    The Annual Meeting of Shareholders was held on March 20, 1997. At the meeting all the director nominees were elected and all the individuals who were directors continued thereafter, except that on April 2, 1997, Bruce Cowen resigned from the Board of Directors and his office as Vice Chairman. His resignation was for personal reasons unrelated to the Company.



    In addition, the amendments of the Company's Discretionary Deferred Compensation Plan were approved.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC registration fee.............................................  $ 3,915.60
     Blue sky fees and expenses.......................................    5,000.00*
     Transfer Agent's fees............................................    1,000.00*
     Printing and engraving costs.....................................    3,000.00*
     Legal fees.......................................................    5,000.00*
     Accounting fees..................................................    3,000.00*
     Miscellaneous....................................................    5,000.00*
                                                                        ----------
          Total.......................................................  $25,915.60*
                                                                        ----------
                                                                        ----------

     --------------------
     * Estimated

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Article 9 of Base Ten's Restated Certificate of Incorporation, as amended, provides as follows:

    Any present or future Director or Officer of the Corporation, and any present or future director or officer of any other corporation serving as such at the request of the Corporation, or the legal representative of any such Director or Officer, shall be indemnified by the Corporation against reasonable costs, expenses (exclusive of any amount paid to the Corporation in settlement) and counsel fees paid or incurred in connection with any action, suit or proceeding to which any such Director or Officer or his legal representative may be made a party by reason of his being or having been such Director or Officer; provided that, (1) said action, suit or proceeding shall be prosecuted against such Director or Officer or against his legal representative to final determination, and it shall not be finally adjudged in said action, suit or proceeding that he had been derelict in the performance of his duties as such Director or Officer, or (2) said action, suit or proceeding shall be settled or otherwise terminated as against such Director or Officer or his legal representative without a final determination on the merits and it shall be determined by a majority of the members of the Board of Directors who are not parties to said action, suit or proceeding, or by a person or persons specially appointed by the Board of Directors to determine the same that said Director or Officer has not in any substantial way been derelict in the performance of his duties as charged in such action, suit or proceeding. The foregoing right of indemnification shall not be exclusive of other rights to which such Director or Officer or legal representative may be entitled by law, and shall inure to the benefit of the heirs, executors or administrators of such Director or Officer.

    Article 10 of Base Ten's Restated Certificate of Incorporation, as amended, provides as follows:

    No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such director's or officer's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such director or officer of an improper personal benefit. As used in this Article, an act or omission in breach of a director's or officer's duty of loyalty means an act or omission which such director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which such director or officer has a material conflict of interest.

    The provisions of this Article shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the provisions of this Article nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director or officer of the corporation which exists at the time of such repeal or modification.

    Article X of Base Ten's By-Laws, as amended, entitled "Indemnification:
Insurance," provides as follows:

    Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the maximum extent, according to the standards and in the manner provided by applicable law.

    Section 2. To the extent, according to standards and in such manner as the Board of Directors may direct pursuant to and in accordance with applicable law in the particular case, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement.

    Section 3. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Section 4. The Corporation, acting by its Board of Directors, shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X. Nothing in this Section 4 shall obligate the Corporation to indemnify any person to any extent other than as provided in Sections 1, 2, 3 and 4 of this Article X.

    Statutory authority for indemnification of and insurance for Base Ten's directors and officers is contained in the New Jersey Business Corporation Act ("the Act"), in particular, Section 14A:3-5 of the Act, the material provisions of which may be summarized as follows:

    Directors and officers may be indemnified in non-derivative proceedings against settlements, judgments, fines and penalties and against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and also, in a criminal proceeding, he must have had no reasonable cause to believe that his conduct was unlawful. In derivative proceedings such persons may be indemnified against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but not against settlements, judgments, fines or penalties except that, without a court determination as to entitlement to indemnity, no indemnity may be provided to a person who has been adjudged liable to the corporation. In all cases, the Act provides that indemnification may only be made by the corporation (unless ordered by a court) only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct required of the person, requires a person to be indemnified for reasonable expenses (including counsel fees) to the extent he has been successful in any proceeding and permits a corporation to advance expenses upon an undertaking for repayment if it shall be ultimately determined that the director or officer is not entitled to indemnification. The indemnification and advancement of expenses provided by or granted pursuant to the Act is not exclusive of other rights of indemnification to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. However, no indemnification may be made to or on behalf of a director or officer if a final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions were in breach of his duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of law, or resulted in receipt by the director or officer of an improper personal benefit. A corporation may purchase and maintain insurance on behalf of any directors and officers against expenses incurred in any proceeding and liabilities asserted against them by reason of being or having been a director of officer, whether or not the corporation would have the power to indemnify the directors or officers against such expenses and liabilities under the statute.

    Each of the officers and directors of Base Ten is insured against certain liabilities which he might incur in his capacity as an officer or director of Base Ten or its subsidiaries pursuant to a Directors and Officers Insurance and Company Reimbursement Policy issued by National Union Fire Insurance Company of Pittsburgh, PA., and Zurich Insurance Company of Philadelphia, PA. The general effect of the policy is that if any claims are made against officers or directors of Base Ten or its subsidiaries or any of them for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, to the extent Base Ten or its subsidiary has properly indemnified such officers and directors, the insurer will, subject to the retention amount, reimburse Base Ten or its subsidiary for 100% of any Loss (as defined in the policy). In addition, to the extent that Base Ten or its subsidiary has not indemnified an officer or director, the insurer will, subject to the retention amount, pay on behalf of such officer or director 100% of the Loss. Defense Costs (as defined in the Policy) are part of Loss and are subject to the limits of the policy.

    The retention amount under the policy is $250,000. The retention amount is first applied to Base Ten or its subsidiary. The retention amount is not applicable to officers or directors if Base Ten or its subsidiary is not permitted or required to indemnify the officers or directors. If, however, Base Ten or its subsidiary is permitted or required to indemnify the officers or directors, then the retention amount does apply to them.

    Under the policy, the term "Wrongful Act" means any actual or alleged error, or misstatement, or misleading statement, or act, or omission, or neglect or breach of duty by the directors or officers in their capacities as such, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of Base Ten or its subsidiaries, except that certain claims are excluded by the terms and conditions of the policy. The term "Loss" means damages, judgments, settlements and Defense Costs. The term "Defense Costs" means reasonable and necessary fees, costs and expenses consented to by the insurer resulting solely from the investigation, adjustment, defense and appeal of any claim against any director or officer, but excluding salaries of officers or employees of Base Ten or its subsidiaries.

ITEM 16. EXHIBITS.

    The following documents are filed as Exhibits to this Registration
Statement:

                                 EXHIBIT INDEX


   EXHIBIT
   NUMBER         EXHIBIT                                                               PAGE
-------------  -------------                                                            ----

 3. (a)         Restated Certificate of Incorporation, as amended, of Registrant          *
                (incorporated by reference to Exhibit 4(a) to Amendment No. 1 to
                Registrant's Registration Statement on Form S-8 (File No. 2-84451)
                filed on July 31, 1990).

    (b)         Certificate of Amendment of the Restated Certificate of Incorporation     *
                dated September 1, 1992 (incorporated by reference to Exhibit 4(b)(2)
                to Amendment No. 3 to Registrant's Registration Statement on Form S-1
                (File No. 33-48404) filed on September 3, 1992).

    (c)         Amended By-Laws of the Registrant (incorporated by reference to           *
                Exhibit 4(d)(2) to Registrant's Registration Statement on Form S-8
                (File No. 33-60454) filed on April 1, 1993).

4.  (a)         Forms of Securities Purchase Agreement, Convertible Term                  *
                Debenture, Stock Purchase Warrant and Registration Rights
                Agreement incorporated by reference to Exhibits 99.1, 99.2,
                99.3 and 99.4, respectively, to Registrant's Current Report on Form 8-K dated May 30, 1997.

5.              Opinion of Pitney, Hardin, Kipp and Szuch.


                                     II-4


   EXHIBIT
   NUMBER         EXHIBIT                                                               PAGE
-------------  -------------                                                            ----

 23.  (a)       Consent of Deloitte & Touche LLP

 24. Power of Attorney (contained on the signature page of this Registration Statement).


------------------------

*   Incorporated by reference.

ITEM 17. UNDERTAKINGS.

    1. The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trenton, State of New Jersey, on the 14th day of July, 1997.

                               BASE TEN SYSTEMS, INC.

By: /s/ Myles M. Kranzler    By: /s/ Edward J. Klinsport   By: /s/ Susan M. Klinsport
   -----------------------      ------------------------      -----------------------
      Myles M. Kranzler           Edward J. Klinsport         Susan M. Klinsport
   Chief Executive Officer      Chief Financial Officer           Principal
                                                              Accounting Officer

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Myles M. Kranzler and Edward J. Klinsport, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming what said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                                  TITLE                          DATE
                                  -----                          ----



By: /s/ Myles M. Kranzler         President, Chief Executive     July 14, 1997
   -------------------------      Officer and Chairman
   Myles M. Kranzler

By: /s/ Edward J. Klinsport       Chief Financial Officer,       July 14, 1997
   -------------------------      Executive Vice President,
   Edward J. Klinsport            Secretary and Director


By: /s/ Alan J. Eisenberg         Senior Vice President          July 14, 1997
   -------------------------      and Director
   Alan J. Eisenberg

By: /s/ Alexander M. Adelson      Director                       July 14, 1997
   -------------------------
   Alexander M. Adelson

By: /s/ Alan S. Poole             Director                       July 14, 1997
   -------------------------
   Alan S. Poole

By:                               Director                       July 14, 1997
   -------------------------
   David Batten

                                 EXHIBIT INDEX


   EXHIBIT
   NUMBER         EXHIBIT                                                               PAGE
-------------  -------------                                                            ----


 3. (a)         Restated Certificate of Incorporation, as amended, of Registrant          *
                (incorporated by reference to Exhibit 4(a) to Amendment No. 1 to
                Registrant's Registration Statement on Form S-8 (File No. 2-84451)
                filed on July 31, 1990).

    (b)         Certificate of Amendment of the Restated Certificate of Incorporation     *
                dated September 1, 1992 (incorporated by reference to Exhibit 4(b)(2)
                to Amendment No. 3 to Registrant's Registration Statement on Form S-1
                (File No. 33-48404) filed on September 3, 1992).

    (c)         Amended By-Laws of the Registrant (incorporated by reference to           *
                Exhibit 4(d)(2) to Registrant's Registration Statement on Form S-8
                (File No. 33-60454) filed on April 1, 1993).

4.  (a)         Forms of Securities Purchase Agreement, Convertible Term Debenture,       *
                Stock Purchase Warrant, Registration Rights Agreement (incorporated by reference to Exhibits 99.1, 99.2, 99.3 and 99.4, respectively, to
                Registrant's Current Report on Form 8-K dated May 30, 1997).

 5.             Opinion of Pitney, Hardin, Kipp and Szuch.

 23.(a)         Independent Auditors' Consent.

 24. Power of Attorney (contained on the signature page of this Registration Statement).


------------------------
*   Incorporated by reference.